Exhibit 99.2

Murray United Development Corp. Changes Name to American Metal & Technology, Inc. & Stock Symbol to (AMMY)

Monday June 11, 10:41 am ET

LOS ANGELES, CA--(MARKET WIRE)--Jun 11, 2007 -- Murray United Development Corp. (OTC BB:MRAY.OB - News), which recently completed a stock purchase agreement with American Metal Technology Group ("AMTG"), announced today that it has effectively changed its name to "American Metal & Technology, Inc." and began trading under its new symbol AMMY (OTC BB:AMMY.OB - News). The Company's fiscal year end has also changed from July 31 to December 31. Both actions were approved by the Board of Directors and the majority shareholders of the Company.

AMTG, via its subsidiaries, is a leading developer and manufacturer of high precision investment casting / metal casting fabrication products and electronic circuit boards for home appliances and motion controllers in the People's Republic of China. The revenue for American Metal Technology and its subsidiaries for the fiscal year ended December 31, 2006 was $7,945,871, a 45% increase, compared to $5,479,538 for the fiscal year ended December 31, 2005. Net income for fiscal 2006 was $1,566,535 compared to $1,441,825 for fiscal 2005. Its total comprehensive income for fiscal 2006 was $1,729,379 after accounting foreign currency translation gain compared to $1,542,995 for fiscal 2005.

"After working closely with the prior management in the past seven months, we are pleased to see the name change. This reflects a conclusion of the stock purchase transaction," said Mr. Chen Gao. "Trading on the public markets brings added visibility to our company and subsidiaries. It raises our awareness among the investment community. We have been net positive since 2002 with an average year to year revenue growth rate of 41% and an average net profit margin of 21%. Our management team is dedicated to strong execution of our business model. We are prepared to continue delivering results moving the company forward."

As one of few well-established high precision parts manufacturers in China, AMTG and its subsidiaries primarily specializes in precision casting, machining, mold design and manufacturing. Our products include investment casting and machined products, such as valves, pipe fittings, regulators, dispensers, machinery spare parts, marine hardware, water treatment parts, automotive and airline accessories and other equipment parts based on upon blueprints supplied to us by our customers. The Company uses a wide range of materials, such as stainless steel, carbon steel, low alloy steel and aluminum. Its factory is certified with ISO9001 and ISO14001 standards.

About American Metal & Technology, Inc.

American Metal & Technology, Inc., through its wholly owned subsidiary American Metal Technology Group ("AMTG"), a Nevada Corporation, and through AMTG's subsidiaries, Beijing Tong Yuan Heng Feng Technology Co., Ltd. ("BJTY") and American Metal Technology (Lang Fang) Co., Ltd. ("AMLF"), is a leading manufacturer of high precision casting and machined products in the People's Republic of China ("China"). The subsidiaries operate in a 53,819 square foot manufacturing plant with monthly output capacity of 1,000,000 parts. In 2006, AMTG also expanded into the design and manufacture of electric circuit boards for home appliances and motion controllers and was able to achieve profitability in its first year of operation by providing controller solutions to top brand appliances manufacturers in China.

Safe Harbor Statement

Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding our future plans, objectives or performance. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

Contact:

Investor Relations
American Metal Technology Group
633 W. 5th Street, Suite 2641,
Los Angeles, CA 90071
Tel: 213-223-2339

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Angela Junell
214-461-3411
 ajunell@MN1.com